Exhibit 5.2

December 6, 2021

Re:	Field Trip Health Ltd. (“Field Trip”)

We refer to the Registration Statement on Form F-10 of Field Trip dated December 6, 2021 (the “Registration Statement”).

We hereby consent to the use of our firm name in the Registration Statement and to the reference to our firm name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

Yours truly,

/s/ Bennett Jones LLP

BENNETT JONES LLP